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EXHIBIT 99.1

LANTRONIX
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FOR IMMEDIATE RELEASE

        LANTRONIX ANNOUNCES SETTLEMENT OF SHAREHOLDER DERIVATIVE LAWSUIT


June 15, 2005-Irvine, California -- Lantronix, Inc. (Nasdaq: LTRX) today announced that the Superior Court of the State of California, County of Orange, approved the settlement of a shareholder derivative action (entitled Drake v. Bruscha, et al) pending against certain of the Company's current and former directors and former officers.

As described in the company's most recent Form 10-Q filed with the SEC, the settlement involves the adoption of certain corporate governance measures and payment of attorneys' fees and expenses to the derivative plaintiff's counsel in the amount of $1.2 million. The action was dismissed with prejudice as to all parties, including Mr. Steven Cotton, who was not a party to the settlement agreement and who had objected to the settlement. The company's insurance carrier has agreed to pay the $1.2 million, and the settlement will have no impact on the company's financial statements or results of operations.

"The resolution of this lawsuit represents another step in the right direction as the Company continues building upon the new foundation put in place over the past several years," said Lantronix CEO Marc Nussbaum.

This settlement does not impact the securities class action or Synergetic Micro Systems securities case described in the Company's most recent Form 10-Q filed with the SEC.


ABOUT LANTRONIX

Lantronix, Inc. (NASDAQ: LTRX) provides technology solutions that deliver Net Intelligence(TM), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

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Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

Media Contacts:    Jim Kerrigan, CFO
                   Lantronix
                   949-453-3990